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                                                                      EXHIBIT 4


                                        As adopted 6/26/95 and amended 7/22/96,
                                                              effective 11/1/96

                                       HPR INC.

                        HPR 1995 ELIGIBLE DIRECTORS STOCK PLAN


    1. PURPOSE. The purpose of this plan (the "Plan") is to grant options to purchase shares of the common stock, $.01 par value (the "Common Stock"), of HPR Inc. (the "Company") to Eligible Directors (as defined in Section 5 of the Plan) of the Company at market value on the date of grant. The Company believes that the granting of such options (the "Options") will serve to enhance the Company's ability to attract and retain the services of such persons, to provide additional incentives to them and to encourage the highest level of performance by them by offering them a proprietary interest in the Company's success. The Company also believes that the Plan will encourage directors to make greater equity investment in the Company, more closely aligning the interests of the directors and the stockholders.

    2. EFFECTIVE DATE. This Plan was adopted by the Board of Directors of the Company (the "Board") on June 26, 1995 (the "effective date" of the Plan) and approved by the stockholders on July 20, 1996 and amended July 22, 1996 to be effective November 1, 1996, subject to approval of such amendment by the stockholders of the Company on or before July 22, 1997.

    3.   STOCK COVERED BY THE PLAN.  Subject to the adjustment provided in
Section 8, the aggregate number of shares of Common Stock which may be issued and sold pursuant to Options granted under the Plan shall not exceed 150,000 shares, which may be either authorized but unissued shares or treasury shares. If any Option granted under the Plan shall terminate or expire without being fully exercised, the shares which have not been purchased thereunder will again become available for purposes of the Plan.

    4. ADMINISTRATION. The Plan shall be administered by the Board of Directors, whose construction and interpretation of the Plan's terms and provisions shall be final and conclusive. The Board shall have the authority to delegate to the Compensation Committee of the Board (the "Committee") the authority to administer this Plan as set forth in this Section 4 and to recommend that the Board grant Options. No members of the Board or the Committee shall be held liable for any action or determination under the Plan made in good faith with respect to the Plan or any Option granted thereunder.

    5. APPROVAL BY BOARD OF DIRECTORS. Notwithstanding anything in this Plan to the contrary, including without limitation the delegation of authority to the Committee, all grants of Options under the Plan shall be approved by the Board of Directors.


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    6.   OPTION GRANTS.  "Eligible Directors" shall mean directors of the
Company who are directors on the date of grant, and who are not employees of the Company. All Options granted under the Plan shall be non-statutory stock options which are not intended to meet the requirements of Section 422 of the Internal Revenue Code of 1986 as amended (the "Code") and which are intended to be taxed under Section 83 of the Code.

         After June 30, 1996, each Eligible Director on the 30th day following the date on which the first Annual Meeting of the Stockholders of the Company (the "Annual Meeting") in which he is elected as a director is held shall, upon approval by the Board of Directors, be granted an Option to purchase 10,000 shares of Common Stock. After June 30, 1996, each Eligible Director who is such on the 30th day following the date on which each subsequent Annual Meeting is held during the term of the Plan shall on such 30th day, upon approval by the Board of Directors, be granted an Option to purchase 4,000 shares of Common Stock. Each such Option is referred to herein as a "Regular Option."

         The date of grant of an Option to an Eligible Director under the Plan shall be the applicable day referred to immediately above.

    7. OPTION PRICE. The price per share at which each Regular Option granted under the Plan to an Eligible Director may be exercised ("Regular Option Price") shall be the Market Price of the Common Stock as determined by the closing price of such Common Stock as reported on the Nasdaq National Market for the relevant date (or, if such date is not a trading date or if no trades took place on such date, then such closing price for the last previous trading date or the last previous date on which a trade occurred, as the case may be); provided that if the Common Stock is no longer traded on the Nasdaq National Market on the relevant date, then the Market Price as of such date shall be determined by the Committee.

         In no event shall the Option Price per share for any Option under the Plan be less than the par value per share.

    8. TERMS AND CONDITIONS OF OPTIONS. Each Option granted under the Plan shall be evidenced by and subject to the terms and conditions of an Option Grant attached hereto as Exhibit A. Each Option Grant executed and delivered to an Eligible Director shall contain the following terms and conditions:

         a. EXERCISE OF OPTIONS. Each Option shall expire 10 years from the date of grant of such Option.

         b. PAYMENT. Each Eligible Director to whom an Option is granted may exercise such Option from time to time, in whole or in part, during the period that it is exercisable, by payment of the Option Price of each share purchased, in cash, or by delivery to the Company of a number of shares of Common Stock having an aggregate Market Price of not less than the product of the Option Price multiplied by the number of shares the participant intends to purchase upon exercise of the Option on the date of delivery. Notwithstanding the

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foregoing, the exercise price of an Option may not be paid by delivery to the
Company of shares of Common Stock to the extent that such delivery would constitute a violation of the provisions of any law (including without limitation Section 16 of the Act) or related regulation or rule.

         c. TRANSFER RESTRICTIONS. The shares of Common Stock issued upon exercise of an Option granted under this Plan will be acquired for investment and not with a view to distribution thereof unless there shall be an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), with respect thereto. In the event that the Company, upon the advice of counsel, deems it necessary to list upon official notice of issuance shares to be issued pursuant to the Plan on a national securities exchange or to register under the 1933 Act or other applicable federal or state statute any shares to be issued pursuant to the Plan, or to qualify any such shares for exemption from the registration requirements of the 1933 Act under the Rules and Regulations of the Securities and Exchange Commission or for similar exemption under state law, then the Company shall notify each Eligible Director to that effect and no shares of Common Stock subject to an Option shall be issued until such registration, listing or exemption has been obtained. The Company shall make prompt application for any such registration, listing or exemption pursuant to federal or state law or rules of such securities exchange which it deems necessary and shall make reasonable efforts to cause such registration, listing or exemption to become and remain effective. The shares of Common Stock issued on exercise of the Option shall be subject to any restrictions on transfer then in effect pursuant to the Certificate of Incorporation or By-laws of the Company.

         d. NON-TRANSFERABILITY. No Option may be transferred by the Optionee, other than by will or the laws of descent and distribution. An Option can be exercised during such individual's lifetime only by him or her, provided, however, that the Board may permit an Eligible Director to transfer an Option if such transfer is made pursuant to uniformly applied criteria established by the Board prior to such transfer.

         e. TERMINATION OF DIRECTORSHIP. Nothing in this Plan or in any Option Grant shall confer upon any Eligible Director the right to continue as a director of the Company. An Eligible Director's right to participate in the Plan shall automatically terminate if and when such Director becomes an employee of the Company. Each Option shall terminate and may no longer be exercised if the Eligible Director ceases to provide services to the Company in accordance with the following provisions:

              i. Options granted to an Eligible Director shall cease to be exercisable 12 months after the date such Director ceases to be a director for any reason other than death, but in no event after the expiration of the Option.

              ii. If an Eligible Director ceases to be a director on account of his death, any option previously granted to him, whether or not exercisable at the date of death, may be exercised by his executor, administrator or the person of persons to whom his rights under the option shall pass by will or the applicable laws of descent and

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                   distribution, at any time within 12 months after the date of death, but in no event after the expiration of the option.

    9. STOCK DIVIDENDS; STOCK SPLITS; STOCK COMBINATIONS; RECAPITALIZATIONS. The aggregate number and kind of shares reserved under the Plan, the maximum number of shares as to which Options may be granted to any individual and the Option Price per share shall be appropriately adjusted by the Committee in the event of any recapitalization, stock split, stock dividend, combination of shares, or other similar change in the capitalization of the Company which occurs after the expiration date of the Plan, but no adjustment in the Option Price shall be made which would reduce the Option Price per share to less than the par value per share.

    10. MERGER; SALE OF ASSETS. Prior to a dissolution, liquidation, merger, consolidation, or reorganization of the Company (the "Event"), the Committee may decide to terminate each outstanding Option. If the Committee so decides, such Option shall terminate as of the effective date of the Event, but the Committee shall suspend the exercise of all outstanding Options a reasonable time prior to the Event, giving each Optionee not less than fourteen days written notice of the date of suspension, prior to which an Optionee may purchase in whole or in part the shares available to him as of the date of receipt of the notice. If the Event is not consummated, the suspension shall be removed and all Options shall continue in full force and effect subject to the terms of their respective Option Grants.

    11. TERMINATION OR AMENDMENT OF PLAN. The Committee may amend, suspend, or terminate the Plan, including the form of Option Grant incorporated herein by reference. No such action, however, may be taken without approval or ratification by the stockholders if such approval or ratification is required under Section 162(m) of the Code. No such action may, without the consent of the holder of the Option, alter or impair any Option previously granted.

         In any event, the Plan shall terminate 10 years from the date of adoption by the Board of Directors, or if earlier, from the date of approval by the stockholders. Any shares remaining under the Plan at the time of termination which are not subject to outstanding Options and any shares which thereafter become available because of the expiration or termination of an Option shall cease to be reserved for purposes of the Plan.

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